Exhibit 99.1

FOR IMMEDIATE RELEASE

WILLIAM W. DAVIS, JR. TO RETIRE AS BOARD CHAIRMAN OF NORWOOD FINANCIAL CORP AND WAYNE BANK

Honesdale, Pennsylvania - April 26, 2022

William W. Davis, Jr. has announced he is going to retire from the Board of Directors of Norwood Financial Corp (the “Company”) (Nasdaq Global Market – NWFL) and its wholly owned subsidiary, Wayne Bank, effective as of the Company’s Annual Meeting of Stockholders to be held on April 26, 2022. Mr. Davis is expected to be appointed as Director Emeritus following his retirement from the Boards.

After a 60-year banking career, he and his wife Jessie want to spend more time going to their grandchildren’s sporting events, dance recitals and other events.

Bill started his career in 1962, working at Northeastern Bank of PA each summer while attending college. Upon graduation he joined Northeastern Bank as a Management Trainee. The first 18 months he worked in every department in the Bank. His first assignment was Assistant Manager of the Abington Branch. A few years after he was asked to join the Trust Department where he worked for 7 years, rising to Vice President in charge of Trust Administration. At that point, United Penn Bank approached him to start their operation in Lackawanna County. After a brief 14-month period he rejoined Northeastern Bank as their Regional Vice President in charge of their multi-branch operations in Lackawanna County. A few years later he was asked to join the Commercial Loan Department. After 5 years he was promoted to Executive Vice President in charge of the Corporate Banking Division of the Bank. Shortly thereafter, PNC acquired Northeastern Bank and Directors of Third National Bank of Scranton approached him to become President of the Bank. At age 38 he accepted their offer and 13 years later he became Chairman of the Board, President and Chief Executive Officer. When the Third was acquired by CoreStates he was offered a position with them and stayed for two years. He then was approached in 1996 by Directors of Wayne Bank to become President and CEO. It was a perfect fit. He truly enjoyed working with his successor, Lew Critelli who has his ultimate admiration and respect. He retired from executive management on December 31, 2009 and remained on the Board of Directors, ultimately becoming Chairman of the Board. Upon his retirement from the Board he will be named Director Emeritus.

Bill said, “It’s been a wonderful, exciting career. But I would be remiss if I didn’t thank all the Directors I worked under, all the great employees I had the privilege of working with and most importantly, all the customers who supported all the Banks with which I have been associated!”

Norwood Financial Corp is the parent company of Wayne Bank, which operates from fourteen offices throughout Northeastern Pennsylvania and sixteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. The Company’s stock trades on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in federal and state laws, changes in interest rates, the risks and uncertainty posed by, and the effect and impact of, the COVID-19 pandemic on the economy and the Company’s results of operation and financial condition, the ability to control costs and expenses, demand for real estate, government fiscal and trade policies, cybersecurity and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: William S. Lance

     Executive Vice President &

     Chief Financial Officer

     NORWOOD FINANCIAL CORP

     570-253-8505

     www.waynebank.com